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                                     EXHIBIT 99.1

               DIRECT FOCUS, INC. SETTLES LAWSUIT WITH SOLOFLEX, INC.

VANCOUVER, WA...July 19, 1999...Direct Focus, Inc. (Nasdaq: DFXI) announced today that it reached an agreement with Soloflex, Inc., to settle pending litigation. As a result of the settlement, Direct Focus, Inc. will take a one-time, after-tax charge of approximately $2.6 million against second quarter earnings. Despite the one-time charge, the company expects to announce positive net earnings in its second quarter earnings release on July 26, 1999. Under terms of the settlement, Direct Focus will make an $8 million cash payment to Soloflex, of which $4 million is being paid by insurance.

Rod Rice, chief financial officer of Direct Focus, stated that "after payment of this settlement, Direct Focus remains in a strong cash position and continues to generate strong positive cash flow."

"We made no admission of guilt in the settlement and continue to believe that Soloflex's claims were without merit," said Brian Cook, president and chief executive officer of Direct Focus. "However, when the court denied our motions to have the case dismissed before trial, we were faced with a lengthy jury trial and the possibility of a large jury verdict, including multiple damages as allowed under federal law. Under those circumstances, we determined that it was in the best interests of our shareholders to settle the case on terms that will have no negative long-term impact on Direct Focus."

"This settlement does not affect the ongoing direct marketing campaign for our Bowflex home fitness equipment," said Cook. "We will continue to aggressively market our Bowflex product line using television commercials and infomercials."

Direct Focus currently markets three lines of products - Bowflex home fitness equipment, Nautilus fitness equipment and Nautilus sleep systems - directly to customers via advertising on television, printed media and the Internet.

This press release contains forward-looking statements relating to anticipated revenues, net income, earnings and the development of the company's products and services, including statements regarding its Nautilus business. Factors that could affect the company's actual results include its reliance on a limited product line, market acceptance of its existing and future products, growth management challenges and difficulties integrating the company's Nautilus operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in the company's registration statement on Form S-1 in the section entitled "Risk Factors."